Exhibit 4.9A

Certain confidential information contained in this document, has been redacted in accordance with Instructions as to Exhibits to Form 20-F, because (i) the company customarily and actually treats that information as private or confidential and (ii) the omitted information is not material. “[***]” indicates where the information has been omitted from this exhibit

AMENDMENT NO. 1 TO THE COMMITMENT LETTER
DATED DECEMBER 27, 2020

This amendment (the “Amendment No. 1”) to the Commitment Letter dated December 27, 2020 is entered into with effect from July 28, 2022 (“Effective Date of Amendment No. 1”) by and between Bank Leumi le-Israel B.M. (the “Bank”) and Cognyte Technologies Israel Ltd. (the “Company”). Each of the Bank and the Company, a “Party“ and collectively, the “Parties”.

W I T N E S S E T H

WHEREAS, the Parties have executed a Commitment Letter, dated December 27, 2020 (“Original Commitment Letter” or “OCL”); and

WHEREAS, the Parties wish to amend the Original Commitment Letter as provided in this Amendment No. 1.

NOW THEREFORE, the Parties agree as follows:

1.    Defined Terms
    Unless otherwise defined herein, capitalized terms used herein which are defined in the OCL herein as therein defined.

2.    Amendments to the OCL

As of the Effective Date of Amendment No. 1, the OCL shall be amended as follows:

2.1The financial covenants in Section 2 of the Covenants Letter (which is Schedule B of the OCL) shall be deleted and replaced by the following:

“2. Financial Covenants
We agree that the provision of credit and banking services granted to Company and/or guaranteed by us in connection with the Commitment Letter and the Other Services, and the continuation thereof, shall be subject to Top Company fulfilling, on the relevant end of quarter, or (where so stated) end of month, measurement day (to be examined commencing on the end of the quarter or month (as applicable) during which the Commencement Date (as defined in the Commitment Letter) shall occur), each of the following Financial Covenants:
1

Leverage (Capital Structure)
2.1The Top Company's consolidated Equity shall be not lower than USD200,000,000 (Two Hundred Million USD) and not lower than 30% of the Top Company's consolidated Total Assets.
If there is a deviation in a particular quarter, this shall not be considered a breach of this covenant, if in the following quarter the Top Company is in compliance with the covenant.

For the purpose of calculating the Equity and Total Assets under this Section 2.1, a reduction in Equity of up to USD 30,000,000 (Thirty Million USD) as a result of a write off of goodwill, will be excluded from the calculation.

Profit Ratio
2.2The ratio of Top Company's annual consolidated of Funded Debt to EBITDA shall not exceed 3.5, which shall be measured each quarter, taking into account one year backwards from the end of quarter measurement day.
It is clarified that during the first year following the Commencement Date (as defined in the Commitment Letter), calculation of the above covenants shall be made also based upon pro-forma financial statements (included in final public filings under relevant securities laws) for past four (or less, as applicable) quarters commencing on the second fiscal quarter of 2020 (in each case – as of the time the relevant pro-forma statements shall become available), taking into account the applicable period preceding completion of the Split (as defined in the Commitment Letter). For the avoidance of doubt, in the event that the period reported publicly is shorter than four quarters, the relevant numbers and calculations shall be certified by the Top Company’s CEO/CFO to the Bank as part of the Compliance Certificate (in Section 5.2 below).

2.2A    In the period from July 31, 2022 to January 31, 2023 the Financial Covenant in Section 2.2 above shall be temporarily substituted for the following Financial Covenant:

    The total net (i.e., after deduction of Funded Debt) Cash and Cash Equivalents (including Cash/Cash Equivalents and short term investments)will be higher than USD10,000,000 (Ten Million USD).

    In calculating the total Cash and Cash Equivalents as aforesaid as of the end of the quarter, the calculation will include cash received from customers in the first 2 weeks after the end of the quarter in respect of sales included in the prior quarters.

Liquidity
2.3Top Company shall maintain, on consolidated basis, an amount of unrestricted Cash and Cash Equivalents (including Cash/Cash Equivalents and short term investments) of at least US$25,000,000 (Twenty Five Million US Dollars). This covenant will be measured on a monthly basis.

2.4Current Assets (as such term is defined in the Financial Reports) shall be higher than the Current Liabilities (as such term is defined in the Financial Reports).

The covenants stated in paragraphs 2.1 - 2.4 above (“the Financial Covenants”) are based on current standards of accounting, accounting principles and accounting policy (“the Accounting Standards”) as reflected in the Top Company's most recent Financial Reports (“the Latest Accounts”).

Different Accounting Standards other than those on the basis of which the Latest Accounts were prepared prior to the signing of this document, including, but not limited to the implementation of the US Generally Accepted Accounting Principles (US GAAP), or new

or different accounting standards in Israel or abroad, changes in estimates, and/or accounting policies and also for the removal of doubt, due to any revision and/or update and/or addition and/or change in the applicable accounting standards (“the New Accounting Standards”) may affect the Financial Covenants.

Accordingly, the Top Company hereby agrees as follows:
If it becomes evident to either the Bank or Company, that there have been / are about to be changes in the Top Company's Financial Reports as a result of the New Accounting Standards which shall or would reasonably be expected to have a significant impact on the calculation of the Financial Covenants, the Bank may, after consultation with the Company and Top Company in good faith, inform Top Company of changes that need to be made to the Financial Covenants (“the Amended Financial Covenants”), in order adapt them to such changes in the Financial Report, with the intent of adapting them according to the original financial purpose for which they were determined.

The Bank's notice of the Amended Financial Covenants in accordance with the foregoing shall bind the Company and Top Company as from the date of delivery of the aforementioned notice, and this document shall be deemed to include, as from such date, the Amended Financial Covenants.”
3.    Fees

The Borrower shall pay the following fees for this Amendment No. 1:
3.1    [***].
3.3    [***].
3.3     [***].

4.    Effectiveness

    This Amendment No. 1 shall become effective as of the Effective Date of Amendment No. 1.

5.    Continuing Effect of the OCL

    This Amendment No. 1 shall not constitute an amendment or waiver of any other provision of the OCL not expressly referred to herein and shall not be construed as such.

    Except as expressly amended herein, the provisions of the OCL are and shall remain in full force and effect.

BANK LEUMI LE-ISRAEL B.M.
By: ________________

Bank Leumi le-Israel B.M.

Dear Sir/Madam,

We hereby confirm our agreement to the above and to entering into this Amendment No. 1 to the Commitment Letter dated December 27, 2020.
/s/ David Abadi
Cognyte Technologies Israel Ltd.

Signed by:
Name: _______________
Position: _____________

I, the undersigned, ___________________________________, the lawyer acting for Cognyte Technologies Israel Ltd. (the “Borrower”), hereby confirm that the above signature composition binds the Borrower, and I confirm that the meeting of the board of directors of the Borrower dated ________ was duly held and that the entry into this Amendment No. 1 to the Commitment Letter dated December 27, 2020, by the Borrower, was approved by resolutions that were duly passed in accordance with the law and with the articles of association of the Borrower, and that the same have been duly signed by the Chairman of the meeting.

31 July 2022			, Adv./s/ Alona Gradman
Date	Name	Surname	Signature